As filed with the Securities and Exchange Commission on May 14, 2012

Registration No. 333-______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________

NICE-SYSTEMS LTD.
(Exact Name of Registrant as Specified in Its Charter)

ISRAEL	N/A
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

8 Hapnina Street
P.O. Box 690
43107 Ra’anana
Israel
(Address of Principal Executive Offices) (Zip Code)

NICE-SYSTEMS LTD.
2008 SHARE INCENTIVE PLAN
(Full Title of the Plan)

NICE-Systems Inc.
301 Route 17 North
10th Floor
Rutherford, New Jersey 07070
(Name and Address of Agent For Service)

(201) 964-2600
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Adam M. Klein, Adv.
Goldfarb Seligman & Co.
98 Yigal Alon Street
Tel Aviv 67891 Israel
+972-3-608-9999

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (2)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value NIS 1.00 per share (1)	1,000,000	$37.575	(3)	$37,575,000	$4,306.10

(1)
American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts (“ADRs”), issuable upon deposit of ordinary shares, par value NIS 1.00 per share (“Ordinary Shares”), of NICE-Systems Ltd. (the “Company”) are registered on a separate registration statement.  Each ADS represents one Ordinary Share.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of Ordinary Shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions pursuant to the terms of the NICE-Systems Ltd. 2008 Share Incentive Plan (the “Plan”).

(3)
Estimated in accordance with Rules 457(h)(1) and 457(c) promulgated under the Securities Act, solely for the purpose of calculating the registration fee, based on $37.575, the average of the high and low prices of the ADRs as reported on the Nasdaq Global Select Market on May 11, 2012, a date within 5 business days prior to the filing of this Registration Statement.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by the Company and relates to an additional 1,000,000 Ordinary Shares, issuable to participants in the Plan. In accordance with General Instruction E of Form S-8, the contents of the Company's Registration Statement on Form S-8 (File No. 333-153230) filed with the Securities and Exchange Commission (the "Commission") on August 28, 2008, the Company's Registration Statement on Form S-8 (File No. 333-162110) filed with the Commission on September 24, 2009, and the Company's Registration Statement on Form S-8 (File No. 333-171165) filed with the Commission on December 15, 2010, are incorporated herein by reference and the information required by Part II is omitted, except as supplemented by the information set forth below. After giving effect to this filing, an aggregate of 6,000,000 Ordinary Shares have been registered for issuance pursuant to the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Exemption of Office Holders

Under the Companies Law, an Israeli company may not exempt an office holder from liability for breach of his duty of loyalty, but may exempt in advance an office holder from liability to the company, in whole or in part, for a breach of his duty of care (except in connection with distributions), provided the articles of association of the company allow it to do so.  Our articles of association do not allow us to do so.

Office Holder Insurance

Our articles of association provide that, subject to the provisions of the Companies Law, including the receipt of all approvals as required therein or under any applicable law, we may enter into an agreement to insure an office holder for any responsibility or liability that may be imposed on such office holder in connection with an act performed by such office holder in such office holder's capacity as an office holder of us  with respect to each of the following:

•	a violation of his duty of care to us or to another person,

•	a breach of his duty of loyalty to us, provided that the office holder acted in good faith and had reasonable grounds to assume that his act would not prejudice our interests,

•	a financial obligation imposed upon him for the benefit of another person,

•
a payment which the office holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Israeli Securities Law, 5728-1968, as amended (the "Securities Law") and Litigation Expenses that the office holder incurred in connection with a proceeding under Chapters H'3, H'4 or I'1 of the Securities Law, and

•	any other event, occurrence or circumstance in respect of which we may lawfully insure an office holder.

Indemnification of Office Holders

Our articles of association provide that, subject to the provisions of the Companies Law, including the receipt of all approvals as required therein or under any applicable law we may indemnify an office holder with respect to any liability or expense for which indemnification may be provided under the Companies Law, including the following liabilities and expenses, provided that such liabilities or expenses were imposed upon or incurred by such office holder in such office holder's capacity as an office holder of us:

•
a monetary liability imposed on or incurred by an office holder pursuant to a judgment in favor of another person, including a judgment imposed on such office holder in a settlement or in an arbitration decision that was approved by a court of law;

•
reasonable Litigation Expenses, expended by the office holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against him and either (A) concluded without the imposition of any financial liability in lieu of criminal proceedings or (B) concluded with the imposition of a financial liability in lieu of criminal proceedings but relates to a criminal offense that does not require proof of criminal intent (mens rea) or in connection with a financial sanction;

“conclusion of a proceeding without filing an indictment” in a matter in which a criminal investigation has been instigated and “financial liability in lieu of a criminal proceeding,” shall have the meaning as ascribed under the Companies Law. The term “Litigation Expenses” shall include, without limitation, attorneys’ fees and all other costs, expenses and obligations paid or incurred by an office holder in connection with investigating, defending, being a witness or participating in (including on appeal), or preparing to defend, be a witness or participate in any claim or proceeding relating to any matter for which indemnification may be provided;

•
reasonable Litigation Expenses, which the Office Holder incurred or with which the Office Holder was charged by a court of law, in a proceeding brought against the Office Holder, by the Company, on its behalf or by another person, or in a criminal prosecution in which the Office Holder was acquitted, or in a criminal prosecution in which the Office Holder was convicted of an offense that does not require proof of criminal intent (mens rea);

•
a payment which the office holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law, and Litigation Expenses that the office holder incurred in connection with a proceeding under Chapters H'3, H'4 or I'1 of the Securities Law; and

•	any other event, occurrence or circumstance in respect of which we may lawfully indemnify an office holder.

The foregoing indemnification may be procured by us (a) retroactively and (b) as a commitment in advance to indemnify an office holder, provided that, in respect of bullet #1 above, such commitment shall be limited to (A) such events that in the opinion of the Board of Directors are foreseeable in light of our actual operations at the time the undertaking to indemnify is provided, and (B) to the amounts or criterion that the Board of Directors deems reasonable under the circumstances, and further provided that such events and amounts or criterion are set forth in the undertaking to indemnify, and which shall in no event exceed, in the aggregate, the greater of: (i) twenty five percent (25%) of our shareholder’s equity at the time of the indemnification, or (ii) twenty five percent (25%) of our shareholder’s equity at the end of fiscal year of 2010.

We have undertaken to indemnify our directors and officers pursuant to applicable law. We have obtained directors' and officers' liability insurance for the benefit of our directors and officers.

Limitations on Exemption, Insurance and Indemnification

The Companies Law provides that a company may not exempt or indemnify an office holder, or enter into an insurance contract, which would provide coverage for any monetary liability incurred as a result of any of the following:

•
a breach by the office holder of his duty of loyalty unless, with respect to insurance coverage or indemnification, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the office holder of his duty of care if the breach was done intentionally or recklessly (other than if solely done in negligence);

•	any act or omission done with the intent to derive an illegal personal benefit; or

•	a fine, civil fine or ransom levied on an Office Holder, or a financial sanction imposed upon an Office Holder under Israeli Law.

Required Approvals

In addition, under the Companies Law, any exemption of, indemnification of, or procurement of insurance coverage for, our office holders must be approved by our audit committee and our board of directors and, if the beneficiary is a director, by our shareholders.  We have obtained such approvals for the procurement of liability insurance covering our officers and directors and for the grant of indemnification letters to our officers and directors.

ITEM 8.  EXHIBITS

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

4.1
Amended and Restated Memorandum of Association of NICE Systems Ltd. (an English translation), as amended through December 21, 2006 (previously filed as Exhibit 1.1 to, and incorporated by reference from, NICE’s Annual Report on Form 20-F filed with the Commission on June 13, 2007).

4.2
Amended and Restated Articles of Association of NICE Systems Ltd., as amended through September 19, 2011 (previously filed as Exhibit 4.2 to, and incorporated by reference from, NICE’s Registration Statement on Form S-8 filed with the Commission on October 26, 2011).

4.3
Form of Share Certificate (filed as Exhibit 4.1 to Amendment No. 1 to the Company’s Registration Statement on Form F-1 (Registration No. 333-99640) filed with the Commission on December 29, 1995, and incorporated herein by reference).

4.4
NICE-Systems Ltd. 2008 Share Incentive Plan, as amended (previously filed as Exhibit 4.4 to, and incorporated by reference from, NICE’s Registration Statement on Form S-8 filed with the Commission on December 15, 2010).

5	Opinion of Goldfarb Seligman & Co.

23.1	Consent of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ra’anana, State of Israel, on the 14 day of May, 2012.

NICE SYSTEMS LTD.

By:	/s/ Zeev Bregman	/s/ Dafna Gruber
	Zeev Bregman	Dafna Gruber
	President and CEO	Corporate Vice President and CFO

POWER OF ATTORNEY

Know all men by these present, that each individual whose signature appears below constitutes and appoints Zeev Bregman, Dafna Gruber, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her place and stead, in any and all capacities, to sign any all amendments (including post-effective amendments) to this Registration Statement and to file the same will all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby rectifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the dates identified:

Signature	Title	Date
/s/ Ron Gutler Ron Gutler	Chairman of the Board of Directors	May 14, 2012
/s/ Joseph Atsmon Joseph Atsmon	Vice-Chairman of the Board of Directors	May 14, 2012
/s/ Zeev Bregman Zeev Bregman	President and Chief Executive Officer (Principal Executive Officer)	May 14, 2012
/s/ Dafna Gruber Dafna Gruber	Chief Financial Officer (Principal Financial Officer)	May 14, 2012
/s/ Rimon Ben-Shaoul Rimon Ben-Shaoul	Director	May 14, 2012
/s/ Yoseph Dauber Yoseph Dauber	Director	May 14, 2012
/s/ Dan Falk Dan Falk	Director	May 14, 2012
/s/ Yocheved Dvir Yocheved Dvir	Director	May 14, 2012
/s/ David Kostman David Kostman	Director	May 14, 2012

Authorized Representative in the United States: NICE-SYSTEMS INC. By: /s/ Jeff Levenberg Name: Jeff Levenberg Title: Corporate Secretary	May 14, 2012

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION

4.1
Amended and Restated Memorandum of Association of NICE Systems Ltd. (an English translation), as amended through December 21, 2006 (previously filed as Exhibit 1.1 to, and incorporated by reference from, NICE’s Annual Report on Form 20-F filed with the Commission on June 13, 2007).

4.2
Amended and Restated Articles of Association of NICE Systems Ltd., as amended through September 19, 2011 (previously filed as Exhibit 4.2 to, and incorporated by reference from, NICE’s Registration Statement on Form S-8 filed with the Commission on October 26, 2011).

4.3
Form of Share Certificate (filed as Exhibit 4.1 to Amendment No. 1 to the Company’s Registration Statement on Form F-1 (Registration No. 333-99640) filed with the Commission on December 29, 1995, and incorporated herein by reference).

4.4
NICE-Systems Ltd. 2008 Share Incentive Plan, as amended (previously filed as Exhibit 4.4 to, and incorporated by reference from, NICE’s Registration Statement on Form S-8 filed with the Commission on December 15, 2010).

5	Opinion of Goldfarb Seligman & Co.

23.1	Consent of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global.

23.2	Consent of Goldfarb Seligman & Co. (included in Exhibit 5).

24	Power of Attorney (included in signature page of this Registration Statement).